PRESS RELEASE


         Nantucket Industries, Inc. (ASE-NAN), filed a $37 million lawsuit on Friday against Levi Strauss & Co. in state court in San Francisco, California.

         The lawsuit arises out of Levi's announcement on January 22, 1997, that it was putting its Brittania Sportswear, Ltd. subsidiary up for sale. Nantucket manufactures and markets men's fashion undergarments under the licensed trademark "Brittania from Levi Strauss & Co." Nantucket has been a licensee of Brittania's since 1988. The parties entered into a new license agreement effective January 1, 1997, only three weeks before Levi's surprise announcement.

         Nantucket's complaint alleges that it was defrauded into entering into the new license agreement by Levi's decision last year to link Brittania's marketing program with Levi. Prior to last year, Nantucket was licensed to market only under the trademark Brittania. Nantucket alleges that Levi last year convinced Nantucket and other licensees and retailers to concentrate their marketing effort on the new trademark, "Brittania from Levi Strauss & Co." In reliance on this new trademark, Nantucket claims that it severed its long-term relationship with a competing brand. Nantucket also has alleged other claims against Levi and Brittania, including breach of contract, negligent misrepresentation and unfair competition. In addition to an award of damages, Nantucket's complaint seeks injunctive relief and punitive damages in an unspecified amount.

         Nantucket's customers include K-mart, the nation's largest retailer of "Brittania" clothing. The Company has been advised by K-Mart that it is reviewing its on-going commitment to the trademark "Brittania from Levi Strauss & Co." in light of the action announced by Levi Strauss. Nantucket estimates that its sales of Brittania from Levi Strauss & Co. for the nine months ended November 30, 1996 were $11,600,000. A decision by K-Mart to cease selling underwear under trademark could have a material adverse effect on the Company.

         Stephen Samberg, Chairman of the Board of Nantucket Industries, Inc. stated that, "It is obvious that Levi's new management has reneged on its commitment to abide by the Code of Ethics that has caused Levi to be viewed as one of the premier corporate citizens in the business world."

         Nantucket Industries, Inc. is a manufacturer of men's underwear and ladies intimate apparel sold under many national brand names.